INDEX TO EXHIBITS FILED WITH
              THE CURRENT REPORT ON FORM 8-K DATED JANUARY 22, 2004

   Exhibit                                Description
-------------   ----------------------------------------------------------------

     99.1 Press Release dated as of January 22, 2004 entitled "Cypress Reports Fourth Quarter 2003 Results."

                                                                       Contacts:
                                                                       ---------
                                                                 Manny Hernandez
                                                CFO, VP Finance & Administration
                                                                  (408) 943-2754

FOR IMMEDIATE RELEASE

                                                              Joseph L. McCarthy
                                                     VP Corporate Communications
                                                                  (408) 943-2902

                   CYPRESS REPORTS FOURTH QUARTER 2003 RESULTS

SAN JOSE, California . . . January 22, 2004 - Cypress Semiconductor Corporation (NYSE: CY) today announced that revenue for the 2003 fourth quarter was $236.0 million, up 9% from prior-quarter revenue of $216.6 million and up 35% from year-ago fourth-quarter revenue of $174.4 million. Pro forma net income for the 2003 fourth quarter was $24.9 million, resulting in diluted earnings per share of $0.16, compared with prior-quarter diluted earnings per share of $0.08 and a year-ago fourth-quarter loss per share of $0.12.

Including amortization of intangibles and other acquisition-related, restructuring and special charges and credits, Cypress posted GAAP net income of $23.2 million for the 2003 fourth quarter, resulting in diluted earnings per share of $0.15, compared with prior-quarter earnings per share of $0.12 and a year-ago fourth-quarter loss per share of $1.02.

For the fiscal year 2003, Cypress reported revenue of $836.8 million, an increase of 8% from fiscal year 2002 revenue of $774.7 million. On a pro forma basis, net income for the fiscal year 2003 was $26.9 million, resulting in diluted earnings per share of $0.19, compared with a fiscal year 2002 pro forma net loss of $37.0 million, or $0.30 per share. On a GAAP basis, the net loss for fiscal year 2003 was $5.3 million, resulting in a loss per share of $0.04, compared with a 2002 GAAP net loss of $249.1 million or $2.02 per share.

Gross margin for the 2003 fourth quarter increased to 51%, aided by flattening of ASP pricing trends after a two-year period of accelerated ASP declines. Cypress ended the quarter with total cash (including cash, investments and restricted cash) of $379.9 million, up by $60.6 million over the third quarter.

                                    ##MORE##

Cypress President and CEO T.J. Rodgers said, "The fourth quarter marks our fourth sequential quarterly improvement in revenue and pro forma profit since the 2001-2002 semiconductor recession bottomed in the fourth quarter of 2002. Strengthening end-market demand, particularly in the networking business, and longer lead times have combined to create a strong booking environment, prompting us to increase our market guidance twice during the fourth quarter. Booking momentum has continued into the early part of the first quarter. The book-to-bill ratio in the quarter was 1.12, with all segments posting a book-to-bill of greater than unity."

Rodgers continued, "We shipped an all-time record 168.4 million units in the fourth quarter. Strong end-market demand across the board has put some of our products in short supply, particularly our SRAMs and USB controllers. Last quarter's indications of increased sales on the enterprise side of the networking business have blossomed into a broader-based revival that includes our traditional wireline accounts. I said in the third-quarter report that if the early signs of recovery in the communications business turned into a bona fide upswing, joining the already strong consumer and wireless markets, 2004 would be a solid year for Cypress and the semiconductor industry. At this point, it seems to us that a positive, sustainable trend in networking has materialized, and that the year ahead will be a robust one."

                                 MARKET SEGMENTS

             WIDE AREA NETWORKS AND STORAGE AREA NETWORKS (WAN/SAN)

Revenue from the WAN/SAN segment, which accounted for 35% of fourth-quarter revenue, increased 22% from the prior quarter. The segment posted a gross margin of 56%. Earlier signs of improvement in enterprise networking have been followed by increases in broader-based networking sales. Cypress experienced positive growth and new design wins in a broad range of products, including specialty memories, framers and synchronous RAMs, and a significant increase in its network search engine business. We expect continued growth in WAN/SAN in the first quarter. Segment highlights include:

     + Cypress announced two new network search engine (NSE) architectures. The ternary content-addressable memory (TCAM)-based Ayama(TM) 20000 NSE is the industry's highest-performance solution at 266 million searches per second
(MSPS). The Sahasra(TM) 50000 family of algorithmic NSEs achieves four times the capacity of the largest TCAM-based NSE. Cypress

                                    ##MORE##
is the only company to offer both types of search solutions. Cypress enjoyed 39 new NSE designs which went into production in the fourth quarter. Among companies with search engines in production, we now have the broadest customer base outside Cisco.

     + Cypress announced the availability of Ayama 20000 NSE models, which enable software engineers to perform early prototyping and software development, shortening design cycle time and speeding time to market. The 18-Mbit Ayama 20000 NSE provides support for Intel IXP2400/2800/2850 network processors.

     + Cypress sampled 55 new customers for its 18-Mbit family of Quad Data Rate(TM) (QDR(TM)) and QDR II memories, manufactured on its proprietary 0.15-micron RAM7(TM) technology. QDR memories increase system bandwidth in network switches and routers. Cypress increased its QDR shipments fivefold quarter on quarter.

     + Cypress shipped its state-of-the-art POSIC2GVC(TM) Packet-Over-SONET Integrated Circuit (POSIC(TM)) framer to 11 customers during the quarter. The POSIC2GVC device is the industry's most advanced OC-48 (2.5 gigabits per second [Gbps]) SONET/SDH framer, capable of packing multiple protocols such as Ethernet, Fibre Channel and ESCON(R) onto SONET systems over 16 channels, with bandwidth allocated dynamically according to need and protocol requirements.

     + Cypress achieved volume production of its 18-Mbit FLEx72(TM) Dual-Port memory, the highest-density, highest-performance memory of its kind, with 19.2 Gbps of bandwidth.

            WIRELESS TERMINALS AND WIRELESS INFRASTRUCTURE (WIT/WIN)

Revenue from the WIT/WIN segment, which accounted for 29% of fourth-quarter revenue, increased 6% from the prior quarter. The revenue increase is attributable to the continued expansion of our customer base and the ongoing deployment of 2.5G cellular networks. The gross margin for the segment was 44%. We are expecting a modest improvement in WIT/WIN sales in the first quarter, primarily due to market-share gains. Segment highlights include:

                                    ##MORE##

     + Cypress announced the acquisition of Cascade Semiconductor Corporation, a company specializing in one-transistor (1T) Pseudo-SRAM (PSRAM) products for wireless applications, including cell phones. 1T PSRAM devices offer higher density than conventional SRAMs at a lower cost, enabling new features in next-generation phones. The transaction closed January 6, 2004.

     + Cypress ramped production of its 16-Mbit, second-generation More Battery Life(TM) (MoBL2(TM)) MicroPower(TM) SRAM, manufactured with the company's proprietary 0.13-micron RAM8(TM) technology. The CY7C62167/8DV device is the world's smallest low-power 16-Mbit SRAM, increasing battery life, talk time and data storage capabilities in cell phones.

                            COMPUTATION AND CONSUMER

Revenue from the computation and consumer segment, which accounted for 32% of fourth-quarter revenue, was essentially flat from the prior quarter and posted a gross margin of 50%. Seasonal weakness in the consumer business was offset by strong sales of high-speed USB controllers. We expect first-quarter revenue to remain seasonally flat. Highlights include:

     + Cypress announced full production of its WirelessUSB(TM) LS solution--the industry's most affordable 2.4-GHz radio system-on-a-chip--and its associated WirelessUSB LS development kit for mice, keyboards, game controllers, remote controls and other cordless devices. Priced under $2 in volume quantities, WirelessUSB LS eclipses the price/performance benefits of Bluetooth(R), ZigBee(TM) and proprietary 27-MHz solutions. Electronic Products, a U.S. trade publication, named WirelessUSB LS its 2003 Product of the Year, the third such award the product has received.

     + Cypress unveiled a high-performance reference design kit targeting USB streaming video applications. The reference design extends the plug-and-play simplicity of USB to more complex, bandwidth-hungry applications, including USB-enabled television tuners, personal video recorders and video compression devices.

     + Cypress and Twin Paradox jointly developed the industry's first dual-ported, CompactFlash(R) USB host adapter card for personal digital assistants (PDAs). The card enables

                                    ##MORE##
mobile professionals to hook up their PDAs to multiple USB devices, such as miniature hard drives and full-size keyboards and printers.

     + In the timing technology market, Cypress sampled clocks with voltage-controlled crystal oscillators (VCXOs). These devices target set-top box, HDTV, plasma display TV, liquid crystal display TV and DVD-R applications. These markets are expected to grow as new services emerge for Internet television and other interactive services.

     + Cypress sampled the CY28411 clock for portable PCs using Intel's Alviso chipset. Supporting the Tejas processor, the new device clocks PCI Express(TM) components and is backward-compatible with legacy PCI(TM). The CY28411 also integrates state-of-the-art spread-spectrum technology for electromagnetic interference (EMI) reduction.

     + Cypress sampled the CY28326 clock and the CY28354 memory clock buffer to support VIA Technologies' PT880 chipset. Operating at 800 MHz, these devices generate the timing requirements for Pentium(R) 4-based systems with a dual double data rate (DDR) memory architecture.

                              CYPRESS SUBSIDIARIES

Revenue from Cypress subsidiaries, which accounted for 4% of fourth-quarter revenue, was up 7% from the prior quarter. The subsidiaries posted a gross margin of 74%. Cypress anticipates continued progress in the performance of its subsidiaries as new products from the group reach the marketplace. Segment highlights include:

     + SunPower Corporation, which produces the world's most-efficient, low-cost silicon solar cells, increased the production of its A-300 solar cells at Cypress's Fab 7 pilot line in Round Rock, Texas. The revolutionary A-300 cells are based on a unique rear-contact design that maximizes the working cell area, hides unsightly wires and makes automated production easier. The National Renewable Energy Laboratory (NREL) recently measured an A-300 solar cell at 21.5% efficiency under standard test conditions. The figure is a world record for production silicon solar cells; competing products are in the 12%-15% range.

                                    ##MORE##

     + SunPower installed a five-kilowatt solar power system at the NASA Dryden Flight Research Center near California's Edwards Air Force Base. The project, which is the first to use A-300 solar cells, is a key milestone as SunPower moves toward volume production later in 2004. The SunPower system at NASA Dryden will provide clean electricity while helping to educate visitors about the benefits of renewable energy. NASA has partnered with SunPower on a range of projects in recent years: SunPower solar cells were used on the NASA-sponsored "Helios" solar-powered airplane that flew to a record altitude of 96,863 feet in 2001.

                                   CONCLUSION

Rodgers said, "The recovery is progressing, but is still in its early phase. Strong consumer and wireless sales in the third quarter of 2003 have now been followed by a significant rebound in networking during the fourth quarter. We expect the current strength in our markets to preclude the usual seasonal first-quarter revenue dip, allowing us to grow revenue in the first quarter of 2004."

                                  ABOUT CYPRESS

Cypress Semiconductor Corporation (NYSE: CY) is Connecting from Last Mile to First Mile(TM) with high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications. Cypress Connects(TM) using wireless, wireline, digital and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress's plans and expectations for the first quarter of 2004 and the future are "forward-looking statements" involving risks and uncertainties, including but not limited to: the recovery, the expected growth for our WAN/SAN segment in the first quarter, the expectation of modest sales improvement in the WIT/WIN segment in the first quarter primarily due to market-share gains, the expectation of seasonally flat revenue in the first quarter in the computation and consumer segment, expected continued progress in subsidiary segment performance, expected market growth, our expected revenue growth in the first quarter of 2004, the belief that 2004 would be a strong year for Cypress and the semiconductor industry, and that a positive, sustainable trend in networking has materialized. Actual results may differ materially from Cypress's projections. Please refer to Cypress's Securities and Exchange Commission filings for a discussion of such risks.

                                    ##MORE##

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation.

Ayama, Sahasra, FLEx72, RAM7, POSIC2GVC, POSIC, More Battery Life, MoBL2, MicroPower, WirelessUSB, RAM8, Connecting from Last Mile to First Mile and Cypress Connects are trademarks of Cypress Semiconductor Corporation.

PCI Express and PCI are trademarks of PCI-SIG.

ZigBee is a trademark of the ZigBee Alliance.

Quad Data Rate(TM) SRAM and QDR(TM) SRAM comprise a new family of products developed by Cypress, IDT, NEC and Samsung.

ESCON is a registered trademark of International Business Machines Corporation.

Bluetooth is a registered trademark of the Bluetooth Special Interest Group.

Pentium is a registered trademark of Intel Corporation.

CompactFlash is a registered trademark of the CompactFlash Association.

All other trademarks or registered trademarks are the property of their respective owners.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands, except per share data)

                                   (Unaudited)

                                                                 Dec 28,         Dec 29,
                                                                  2003            2002***
                                                             --------------   --------------
                                     ASSETS

Cash, cash equivalents, and investments *                    $      379,867   $      206,891
Accounts receivable, net                                            113,568           89,355
Inventories                                                          72,085           92,721
Property and equipment, net                                         442,887          496,566
Goodwill and other intangible assets                                375,483          411,284
Other assets                                                        183,608          256,095
                                                             --------------   --------------
  Total assets                                               $    1,567,498   $    1,552,912
                                                             ==============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                     $      155,693   $      173,674
Deferred income on sales to distributors                             20,104           22,075
Convertible subordinated notes                                      668,652          468,900
Income tax liabilities                                              101,254          151,367
Other liabilities                                                    52,607           63,273
                                                             --------------   --------------
  Total liabilities                                                 998,310          879,289

Stockholders' equity **                                             569,188          673,623
                                                             --------------   --------------
  Total liabilities and stockholders' equity                 $    1,567,498   $    1,552,912
                                                             ==============   ==============

* Cash, cash equivalents, and investments includes restricted amounts totaling $62.8 million and $62.4 million as of December 28, 2003 and December 29, 2002, respectively. Approximately $15.6 million of investments related to Cypress's key employee deferred compensation plan, at December 29, 2002, has been reclassified to Other assets to conform with our current presentation.
** Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 120,483 and 123,743 outstanding as of December 28, 2003 and December 29, 2002, respectively.
*** Certain prior year amounts have been reclassified to conform with current year presentation.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                THREE MONTHS ENDED                        TWELVE MONTHS ENDED
                                                                    (Unaudited)                               (Unaudited)
                                                  ----------------------------------------------     -----------------------------
                                                     Dec 28           Dec 29           Sep 28           Dec 28           Dec 29
                                                      2003             2002             2003             2003             2002
                                                  ------------     ------------     ------------     ------------     ------------
Revenues                                          $    236,031     $    174,449     $    216,642     $    836,756     $    774,746

Costs of revenues                                      115,090          102,713          111,444          435,056          441,733
                                                  ------------     ------------     ------------     ------------     ------------
Gross margin                                           120,941           71,736          105,198          401,700          333,013

Operating expenses:
  Research and development                              58,795           61,138           61,175          238,832          249,582
  Selling, general and administrative                   34,135           31,828           33,007          129,565          132,952
                                                  ------------     ------------     ------------     ------------     ------------
    Total operating costs                               92,930           92,966           94,182          368,397          382,534
                                                  ------------     ------------     ------------     ------------     ------------
Operating income (loss)                                 28,011          (21,230)          11,016           33,303          (49,521)

Net interest income (expense) and other                   (585)             515              334           (3,554)          (1,871)
                                                  ------------     ------------     ------------     ------------     ------------
Income (loss) before income tax                         27,426          (20,715)          11,350           29,749          (51,392)

Income tax (provision) benefit                          (2,530)           5,801             (299)          (2,829)          14,390
                                                  ------------     ------------     ------------     ------------     ------------
Net income (loss)                                 $     24,896     $    (14,914)    $     11,051     $     26,920     $    (37,002)
                                                  ============     ============     ============     ============     ============

Basic net income (loss) per share                 $       0.21     $      (0.12)    $       0.09     $       0.22     $      (0.30)
Diluted net income (loss) per share               $       0.16     $      (0.12)    $       0.08     $       0.19     $      (0.30)

Shares used in calculation:
  Basic                                                119,940          123,731          118,116          121,509          123,112
  Diluted                                              168,988          123,731          163,175          149,590          123,112

RECONCILIATION OF OUR GAAP NET INCOME (Loss) TO
 OUR PRO FORMA NET INCOME (Loss):

GAAP Net Income (Loss)                            $     23,163     $   (126,157)    $     17,267     $     (5,331)    $   (249,098)
Adjustments:
  Cost of revenues (acquisition related costs)             139              438               55              693            1,632
  Restructuring costs                                   (4,337)          44,528           (5,523)          (6,685)          38,251
  Amortization of intangibles                            9,441           11,966            9,444           37,715           44,111
  Operating expenses (acquisition related costs)         2,130            2,650              985           13,143           42,265
  Employee loan reserve                                      -               98                -              241           14,799
  (Gain) loss on retirement of bonds                         -                -            6,278            7,524           (5,946)
  Impairments, asset write-downs and other              (3,510)          43,807          (17,876)         (20,373)          59,756
  Tax effects on pro forma adjustments                  (2,130)           7,756              421               (7)          17,228
                                                  ------------     ------------     ------------     ------------     ------------
Pro Forma Net Income (Loss)                       $     24,896     $    (14,914)    $     11,051     $     26,920     $    (37,002)
                                                  ============     ============     ============     ============     ============

To supplement the consolidated financial results prepared under generally accepted accounting principles ("GAAP"), Cypress uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Cypress's baseline performance before gains, losses or other charges that are considered by management to be outside of the company's core operating results. In addition, pro forma net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. Cypress computes pro forma net income (loss) by adjusting GAAP net income (loss) with the impact of acquisition-related charges (intangible asset amortization, deferred stock compensation and charges related to milestone achievements), restructuring charges, and other non-recurring charges and gains. Cypress provides pro forma results as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

                                    ##MORE##

                        CYPRESS SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                THREE MONTHS ENDED                        TWELVE MONTHS ENDED
                                                                    (Unaudited)                               (Unaudited)
                                                  ----------------------------------------------     -----------------------------
                                                     Dec 28           Dec 29           Sep 28           Dec 28           Dec 29
                                                      2003             2002             2003             2003             2002
                                                  ------------     ------------     ------------     ------------     ------------
Revenues                                          $    236,031     $    174,449     $    216,642     $    836,756     $    774,746

Costs of revenues                                      115,229          103,151          111,499          435,749          443,365
  Cost of revenues                                     115,090          102,713          111,444          435,056          441,733
  Acquistion related costs                                 139              438               55              693            1,632
                                                  ------------     ------------     ------------     ------------     ------------
Gross margin                                           120,802           71,298          105,143          401,007          331,381

Operating expenses:
  Research and development                              58,795           61,138           61,175          238,832          249,582
  Selling, general and administrative                   34,135           31,828           33,007          129,565          132,952
  Restructuring costs                                   (4,337)          44,528           (5,523)          (6,685)          38,251
  Amortization of intangibles                            9,441           11,966            9,444           37,715           44,111
  Acquisition related costs                              2,130            2,650              985           13,143           42,265
  Employee loan reserve                                      -               98                -              241           14,799
  Non-recurring charges                                 (3,500)          40,765                -           (3,500)          40,765
                                                  ------------     ------------     ------------     ------------     ------------
    Total operating costs                               96,664          192,973           99,088          409,311          562,725
                                                  ------------     ------------     ------------     ------------     ------------
Operating income (loss)                                 24,138         (121,675)           6,055           (8,304)        (231,344)

Net interest income (expense) and other                   (575)          (2,527)          11,932            5,795          (14,916)
  Gain (loss) on retirement of bonds                         -                -           (6,278)          (7,524)           5,946
  Impairments, asset write-downs and other                  10           (3,042)          17,876           16,873          (18,991)
  Net interest income (expense) and other                 (585)             515              334           (3,554)          (1,871)
                                                  ------------     ------------     ------------     ------------     ------------
Income (loss) before income tax                         23,563         (124,202)          17,987           (2,509)        (246,260)

Income tax (provision) benefit                            (400)          (1,955)            (720)          (2,822)          (2,838)
                                                  ------------     ------------     ------------     ------------     ------------
Net income (loss)                                 $     23,163     $   (126,157)    $     17,267     $     (5,331)    $   (249,098)
                                                  ============     ============     ============     ============     ============

Basic net income (loss) per share                 $       0.19     $      (1.02)    $       0.15     $      (0.04)    $      (2.02)
Diluted net income (loss) per share               $       0.15     $      (1.02)    $       0.12     $      (0.04)    $      (2.02)

Shares used in calculation:
  Basic                                                119,940          123,731          118,116          121,509          123,112
  Diluted                                              168,988          123,731          163,175          121,509          123,112

Prepared in accordance with GAAP